                                  EXHIBIT 2(c)

               AGREEMENT DATED AS OF JUNE 19, 1996 BY AND BETWEEN
               FERRARA GOOD COMPANY, INC. AND BANCA DEL GOTTARDO

         AGREEMENT made as of this 19th day of June, 1996, by and between FERRARA FOOD COMPANY, INC., a Delaware corporation having its principal place of business at 120 Tices Lane, East Brunswick, New Jersey 08816 (herein "Ferrara") and BANCA DEL GOTTARDO, a Switzerland corporation having its principal place of business at Viale Stefano Franscini 8, CH-6901 Lugano, Switzerland ("Gottardo").

                                   WITNESSETH:

         WHEREAS, pursuant to a License and Asset Purchase Agreement (the "License Agreement") dated July 1, 1991 by and between Ferrara and Ferrara Food and Confections, Inc. ("FFCI"), Ferrara was granted an exclusive license (the "License") to use the trademarks, service marks, tradename and logos of FFCI in connection with the importing and wholesale sale and distribution of certain specialty food products in the continental United States (the "Wholesale Grocery Business"); and

         WHEREAS, pursuant to the License, Ferrara is engaged in the Wholesale Grocery Business; and

         WHEREAS, pursuant to an Assignment of License and Asset Purchase Agreement (the "Assignment Agreement"), dated as of the date hereof, with Colavita Pasta & Olive Oil Corp. ("Colavita"), Ferrara is assigning the License and selling certain of its inventory and equipment to Colavita; and

         WHEREAS, in connection with the transactions contemplated by a certain Note Purchase, Paying and Conversion Agency Agreement dated June 19, 1995 (the "Note Purchase Agreement") between Gottardo and Ferrara, Gottardo has filed UCC financing statements with the Secretary of State of New Jersey and the County Clerk of Middlesex County, New Jersey on all equipment, machinery and inventory of Ferrara, including all proceeds thereof; and

         WHEREAS, Gottardo, subject to the terms and conditions hereof, has agreed to release its lien on certain of the equipment and the inventory and proceeds thereof;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Release of Liens

                  (a) On the terms and subject to the satisfaction of the conditions herein set forth, Gottardo shall irrevocably release all of its liens on the equipment of Ferrara listed on Schedule 1 hereto and on Ferrara's inventory and all proceeds thereof and authorize LGKBA (as hereinafter defined) to file UCC-3 Partial Termination Statements with respect thereto to with the Secretary of State of New Jersey and the County Clerk of Middlesex County, New Jersey (the "UCC-3 Statements").

                  (b) Anything to the contrary herein notwithstanding, Loselle Greenawalt Kaplan Blair & Adler, counsel to Ferrara ("LGKBA"), shall hold the UCC-3 Statements in escrow from the date of the Closing (as hereinafter defined) until such time as the Second Payment, as hereinafter defined, is remitted to Gottardo in accordance with the provisions of Section 2 below.

                  (c) In the event that the Second Payment is provided to Gottardo by Colavita pursuant to Section 2 hereof within sixty (60) days from the Closing, Gottardo (or its agent RBLCF (as hereinafter defined)) shall give written notice thereof to LGKBA and LGKBA shall be authorized to release the UCC-3 Statements from escrow and file such UCC-3 Statements with the Secretary of State of New Jersey and the County Clerk of Middlesex County, New Jersey. If Colavita fails to provide the Second Payment to Gottardo pursuant to Section 2 hereof within sixty (60) days from the Closing, Gottardo (or its agent RBLCF) may provide written notice thereof to LGKBA, Ferrara and Colavita (the "Breach Notice") and Ferrara and Colavita shall have ten (10) days from the date of the Breach Notice to provide written notice to Gottardo, RBLCF and LGKBA (the "Objection Notice") that it objects to the delivery of the Breach Notice to LGKBA. If LGKBA does not receive such Objection Notice within such ten (10) day period, LGKBA shall immediately (and without any further notice to Ferrara and Colavita) and without any further liability or obligation on its part whatsoever deliver the UCC-3 Statements to Gottardo (or its agent RBLCF). In such event Gottardo may destroy said UCC-3 Statements and will have no further liability or obligation whatsoever to release any lien it may have with respect to any equipment or inventory or the proceeds thereof identified in this Agreement and the UCC-3 Statements. In the event that LGKBA receives an Objection Notice from Colavita and Ferrara prior to the expiration of the ten (10) day period referred to above, LGKBA shall continue to hold the UCC-3 Statements in escrow pursuant to the terms and conditions hereof until (i) it receives written notice signed by both Gottardo and Colavita that the dispute which was the subject of the Objection Notice has been resolved or (ii) it receives a certified or otherwise authenticated determination or order of a court of competent jurisdiction resolving the dispute which was the subject of the Objection Notice.

         (d) If Colavita fails to provide the Second Payment to Gottardo within sixty (60) days from the Closing, Colavita shall pay interest to Gottardo on the Second Payment at the rate of interest equal to eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever is lower, for each day following the expiration of such sixty (60) day period until the payment in full of the Second Payment (and all interest accrued thereon, if any).

         2. Consideration. As consideration for releasing the liens set forth in
Section 1 above, Ferrara shall (i) issue to Gottardo, on the date hereof, warrants (the "Warrants") to purchase one million (1,000,000) shares of common stock of Ferrara exercisable at ten ($.10) cents per share which Warrants shall be exercisable for a period of eight (8) years from and after the date hereof and shall be in the form attached hereto as Exhibit 1 and (ii) cause Colavita to pay Gottardo on Ferrara's behalf Two Hundred Twenty Eight Thousand Five Hundred ($228,500) Dollars which shall be applied to interest on Ferrara's 7% Convertible Notes of 1995 due June 30, 2000 issued pursuant to the Note Purchase Agreement for the period ending June 30, 1996, as follows: (x) $40,000 at the Closing and (y) $188,500 within sixty (60) days from the Closing (the "Second Payment"). All such payments shall be made by certified or official bank check payable to the order of Rubin Baum Levin Constant & Friedman ("RBLCF"), as attorneys for Banca del Gottardo, 30 Rockefeller Plaza, New York, New York 10112.

         3. Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing at the offices of Ferrara, 120 Tices Lane, East Brunswick, New Jersey 07036 at 12:00 Noon, Eastern Time on June 19, 1996 or such other time and place as the parties may agree (the "Closing").

         4. Representations and Warranties of Ferrara. Ferrara represents and warrants to Gottardo as follows:

                  (a) Organization and Standing. Ferrara is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ferrara has full power and authority to own its property and to carry on its business as now being conducted. Subject to the approval of FFCI as set forth in the License Agreement, Ferrara has full power and authority to execute, deliver and perform its obligations under this Agreement and the Assignment Agreement.

                  (b) Authorization. The execution and delivery of this Agreement and the Assignment Agreement by Ferrara, the assignment and transfer of the License, equipment and inventory by Ferrara to Colavita pursuant to the Assignment Agreement, the execution and delivery of all agreements and documents pursuant hereto and thereto, and the performance by Ferrara of its obligations and undertakings hereunder and thereunder have been duly authorized and approved by the Board of Directors of Ferrara, which approval constitutes all necessary corporate action on the part of Ferrara to validly authorize the execution and consummation of this Agreement and the Assignment Agreement, and each other agreement and document provided herein. This Agreement and the Assignment Agreement are each a valid, legal and binding obligation of Ferrara, enforceable in accordance with their respective terms. Subject to the approval of FFCI, neither the execution and delivery of this Agreement or the Assignment Agreement nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in any breach under any provision of any agreement or instrument to which Ferrara is a party or is otherwise bound, or any order, license, permit, decree, writ, injunction or judgment of any court or governmental agency having jurisdiction over Ferrara, the Wholesale Grocery Business of Ferrara any of the assets of Ferrara, the License or any applicable laws or regulations. No consent or approval of any governmental authority is required in connection with the execution and delivery of this Agreement or the Assignment Agreement by Ferrara or its compliance with the provisions hereof or thereof.

         (c) The authorized capital stock of Ferrara consists of 40,000,000 shares of Common Stock, $.001 par value. As of June 15, 1996, 13,008,648 shares of Common Stock of Ferrara were issued and outstanding. No other capital stock of Ferrara is issued and outstanding. All issued and outstanding shares of capital stock of Ferrara are validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with all applicable federal and state securities laws and regulations. Ferrara shall at all times and at its sole cost and expense reserve and keep available for issue upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of the Warrants (including, without limitation, any exercise in full of the Warrants following any necessary adjustment to the Warrants as a result of a stock split, stock dividend, recapitalization, merger, reorganization, consolidation, sale of assets or other similar event).

         5. Entire Agreement. Except as expressly amended hereby, all of the terms, conditions and provisions of the Note Purchase Agreement, including, without limitation, all of Ferrara's duties, liabilities and interest and principal payment obligations thereunder, shall remain in full force and effect following the execution and delivery of this Agreement by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver or a waiver of any future or past breach or violation of any such provision or of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.

         6. Controlling Law. The validity and interpretation of this Agreement, all schedules and exhibits hereto and all documents delivered hereunder shall be governed by and construed in accordance with the internal laws of the State of New York.

         7. Notices. Any notice required or permitted to be given hereunder, shall be deemed to have been given when personally delivered, 72 hours after delivery to an overnight courier service or 144 hours after deposit in the United States mails, registered or certified mail, postage prepaid, addressed to the following parties:

                  (a) If to Ferrara:

                          Ferrara Foods Company, Inc.
                          120 Tices Lane
                          East Brunswick, New Jersey 08816
                          Attention: Eugene Marfuggi, President

                          with a copy to:

                          Gerald A. Adler, Esq.
                          Loselle Greenawalt Kaplan
                              Blair & Adler
                          140 East 45th Street
                          New York, New York 10017

                  (b) If to Gottardo:

                          Banca del Gottardo
                          Viale Stefano Franscini 8
                          CH-6901 Lugano, Switzerland

                          Attention: Mr. Fabio Testori
                                     Member of the Executive Board

                                     Mr. Hans Gugolz
                                     Member of Management

                          with a copy to:

                          Allan M. Rosenbloom, Esq.
                          Rubin Baum Levin Constant & Friedman
                          30 Rockefeller Plaza
                          New York, New York 10112.


                  (c) If to Colavita:

                          Colavita Pasta & Oil Corp
                          2537 Brunswick Avenue
                          Linden, NJ 07306
                          Attention: John J. Profaci, President

                          with a copy to:

                          Joseph R. Profaci, Esq.
                          2537 Brunswick Avenue
                          Linden, NJ 07036

                          Richard Parrino, Esq.
                          Shaw, Pittman, Potts & Trowbridge
                          2300 N Street, N.W.
                          Washington, D. C. 20037
or to such other address as the parties may from time to time designate by notice to the other.

         7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.









                      (THIS SPACE LEFT BLANK INTENTIONALLY)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                             Ferrara Food Company, Inc.

                                             By:
                                                 -----------------------------
                                                 Eugene Marfuggi, President

                                             Banca del Gottardo

                                             By:
                                                 -----------------------------
                                                 Name:
                                                 Title:



Accepted and Agreed in all
respects as of the date hereof:

Colavita Pasta & Olive Oil Corp.

By:
   ------------------------
   John J. Profaci
   President

Accepted and Agreed with
respect to Section 1(b) hereof:

Loselle Greenawalt Kaplan
  Blair & Adler

By:
   ------------------------
   Gerald A. Adler, Partner